SCOTTISH RE
                                                        Moderator:  Dean Miller
                                                           05-05-06/10:00 am CT
                                                          Confirmation #7586906
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                                   SCOTTISH RE

                             Moderator: Dean Miller
                                   May 5, 2006
                                   10:00 am CT


Operator:         Good morning. My name is (Crystal) and I will be your
                  conference operator today. At this time I would like to welcome everyone to the Scottish Re First Quarter Earnings conference call.

                  All lines have been placed on mute to prevent any background noise. After the speaker's remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone key pad. If you would like to withdraw your question press star then the number 2.

                  Thank you. I will now turn the conference over to Mr. Dean Miller, Chief Financial Officer. Please go ahead sir.

Dean Miller:      Thank you (Crystal). Good morning everyone. And welcome the
                  Scottish Re First Quarter 2006 conference call. We appreciate you taking the time to join us this morning.

                  We assume that you've had the opportunity to read the earnings release and we will focus our prepared remarks on the highlights of our financial results


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                                                                    SCOTTISH RE
                                                        Moderator:  Dean Miller
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                  and business operations for the quarter. After concluding our prepared remarks we'll take your questions.

                  There will be a recording of this call available from 1:00 pm today running through May 19. Instructions on how to access the reply are included in your conference call invitation with today's earning release. Also a replay of the call can be accessed on our website www.scottishre.com.

                  Before we begin the quarter overview please keep in mind that certain statements that we make are forward-looking statements within the meaning of the federal security laws. And management cautions that forward-looking statements are not guarantees. Actual results could differ materially from those expressed or implied.

                  I'd like to begin with a summary of some of the more significant financial highlights of the quarter. Last evening Scottish Re reported net income available to ordinary shareholders of $11.6 million or 20 cents per diluted ordinary share for the quarter ended March 31, 2006, compared to $33.4 million or 74 cents per diluted ordinary share for the first quarter ended March 31, 2005.

                  Net operating earnings available to ordinary shareholders -- which excludes the impact of net realized gains or losses and the change in value of imbedded derivatives -- was $14.3 million or 25 cents per diluted ordinary share for the quarter ended March 31, 2006, which compares to our guidance of 45 cents to 51 cents per share for the quarter. This result was well below consensus estimates solely due to underperformance in our international segment.

                  Our return on average shareholders equity excluding the impact of FAS 115 other comprehensive income and imbedded derivatives was 11.5% in the first


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                                                           05-05-06/10:00 am CT
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                  quarter of 2006 compared to 11.9% for the first quarter of
                  2005. Fully converted book value per ordinary share was $21.13 at March 31, 2006, compared to $21.17 at December 31, 2005.

                  Total revenues for the quarter increased to $578.3 million from $556.6 million for the prior year period, an increase of 3.9%. Excluding realized gains and losses and the chain in the value of the imbedded derivatives total revenues for the quarter increased to $581.8 million from $547.8 million for the prior year period, an increase of 6.2%.

                  Total benefits and expenses increased to $571.8 million for the quarter from $523.1 million for the prior year period, an increase of 9.3%. The increases in revenues and expenses were principally driven by growth in the company's reinsurance business in North America.

                  On a quarter to quarter basis net premiums earned decreased to $449 million in the first quarter of 2006 from $463.7 million in the first quarter of 2005. This was driven by one, premiums in our North American business which were in line with our plan for 2006 were lower on a comparative basis due to the curtailment of certain treaties related to our risk management guidelines in the immediate aftermath of the ING transaction.

                  Secondly a meaningful shift in the mix of a form of U.S. reinsurance from co-insurance to yearly renewable term which has a lower premium rate per thousand but similar or higher margins.

                  And thirdly lower premiums in the international segment due to late reporting by seeding companies and the accelerated run off of our Latin American business which is the market we have recently exited.


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                  In the first quarter Scottish Re's North America segments
                  pre-tax operating income was slightly better than expected. On an assumed basis actual to expected mortality experience in the U.S. was in line with expectations.

                  However net claims expense was approximately $5 million greater than expected due to a lower level of claim recoveries from retro-sessionaires in the quarter.

                  During the quarter fewer claims were reported in excess of the company's per-life retention that would have benefited from retro-session. Our reported acquisition ratio for North America which is calculated as a percentage of operating revenues for the first quarter of 2006 was 15.2% compared to 17.1% in the first quarter of 2005.

                  Adjusting for the impact of the annuity transaction in late 2005 and the incremental impact of our regulation Triple-X transactions on investment income the adjusted acquisition ratio was 16.2%. The decrease from the prior year is principally due to the reduction of letter of credit fees historically recorded in acquisition costs.

                  The company's operating expense ratio -- which is the ratio of operating expenses to total revenue excluding realized gains and losses and change in value of imbedded derivatives -- for the last 12 months ended March 31, 2006, was 5.2% as compared to an operating expense ratio of 5.0% for the year end December 31, 2005, resulting principally in lower operating revenues during the first quarter 2006.

                  On an absolute dollar basis 2006 operating expenses are on track to be level with 2005 reflecting the increased scale in our operations in North America and a successful integration of the ING Re acquisition.


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                  The company's affected tax rate was higher in the first
                  quarter than prior quarters principally due to the operating losses that incurred in the international segment.

                  Consolidated net investment income increased 60% in the first quarter 2006 over the first quarter 2005 due to an increase in asset balances and an increase in the effective yield.

                  This is primarily driven by the full impact this quarter of the structured financing transactions completed in late December 2005 and the growth in our U.S. financial solutions business also in late 2005.

                  That completes my prepared remarks on the financial results of the company. I would now like to turn it over to Scott who will provide additional analysis of our business operations during the quarter. Scott?

Scott Willkomm:   Thank you Dean. I intend to keep my prepared remarks fairly brief today and I'll focus on the key points we believe are important when assessing the performance for the first quarter of 2006 and the company's prospects for future profitable growth.

                  I think it goes without saying we're very disappointed with the quarter for a number of reasons. The most important of which is that the poor results overshadows the many successes achieved in the quarter.

                  As you've read in the earnings release the international segment was the reason we did not report earnings consistent with expectations. Our North American operations were slightly ahead of plan and on a group basis our expenses and other factors were on plan as well.


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                  In addition the earnings missed in international was not
                  related to inadequate internal controls or poor financial management. We've discussed that on a number of occasions.

                  The earnings missed in international was due to a number of factors including higher mortality than normally expected due to a smaller number of larger claims. These claims on average were approximately $250,000 per life.

                  We also received claims reports or late reporting in general from several clients. Client reporting as we know is poor in many markets even when the seeding company is of the highest caliber.

                  For example in the first quarter a major global life insurer reported claims from 1998 through 2004 totaling $1.5 million to us. In the past late client reporting of claims was often offset by late reporting of a favorable nature. In this quarter it was not.

                  In total the international segment was negatively impacted by approximately $7 million of late reported information by several seeding companies and an additional $4 million provision resulting from a review of retro-session recoveries on certain large claims.

                  A review of the potential for similar issues to occur in the future was also undertaken and additional reserves were established and are included in these adjustments that I've just mentioned.

                  Where we erred was not in doing this some time ago. Prior to 2005 the company's international segment specialized in niche markets in developed companies and broad life insurance markets in the developing world and


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                  focused principally on the reinsurance of short term group life and PA policies.

                  Now for the past 18 months you've heard us talk about how the company has been actively transforming the international business segment. This transformation plan is comprised of several actions including first of all overhauling legacy business practices and installing robust systems and internal controls; significantly upgrading the caliber of the management team and the depth of the team and the staff; exiting geographic markets and running off business with risk adjusted returns that are below the company's requirements; and actively developing a substantial presence in the traditional mortality and annuity business in the United Kingdom and Ireland; as well as prudently growing selected key regional markets such as Asia.

                  We're focused on capitalizing on the success the company is enjoying in its U.K. business and regional expansion. We have written in the recent past five protection treaties -- mortality treaties -- that are expected to generate approximately $10 million of premium during the course of '06 and $50 million in the course of 2007 as that production ramps up.

                  In addition we closed a $600 million fixed annuity transaction in the U.K. in early April that we expect will generate attractive long term returns on capital.

                  Some other very important positives have occurred over the past few months. As you know in 2005 Scottish Re originated about $131 billion of traditional life reinsurance in the United States markets.

                  As a result the company was the number two life reinsurer in the market with a 15.5% recurring new business market share according to the Annual Society of Actuary Survey that's been recently completed.


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                  In the first quarter the company originated $15.5 billion of new traditional life reinsurance business which was in line with our production expectations. The company's total assets were $12.3 billion as of March 31 '06.

                  The core investment portfolio which is comprised of fixed maturity investments, our preferred stock and cash and cash equivalents totaled $6.8 billion, had a quality rating of AA on average and effective duration of three years and a weighted average book yield of 5.1%.

                  This compares with the December 31 stats of $6.7 billion in terms of a portfolio balance, average quality rating of AA, and effective duration of 2.9 years and a book yield of 4.9%.

                  Regarding funds withheld at interest, funds withheld totaled $2.6 billion, have an average rating of A, and effective duration of 4.7 years, and a weighted average book yield of 5.7% as of the 31st of March. This compares with $2.6 billion at the end of December, a quality rating of A+, and an effective duration of 5.1 years with a book yield of 5.6%.

                  Now we review our target durations quarterly setting targets on the basis of updated liability analysis. With the recent uptrend in U.S. interest rates we reduced our duration targets at the end of the quarter for most annuity portfolios. We also reduced duration targets for some level term portfolios in connection with securitization transactions.

                  At the enterprise level target asset duration was 3.69 years as of March 31 '06 down one quarter of a year from the December 31 level of 3.94 years. Actual duration was 3.48 years implying a negative duration gap of .45 before the reductions and .2 after the reductions.


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                  When the gap is negative a rise in the yield curve causes the market value of assets to decline by an amount less than the decline and the net present value of the liability cash flows.

                  The negative gap of .45 years based on previous targets was caused primarily by having a large amount of short term investments on hand in preparation for the funding of the Ballantine resecuritization and our managers being short of our target durations to garner additional value as short rates drift upwards.

                  On a trailing 12 month basis the company's return on average shareholders equity -- which is measured by defining net operating earnings available to ordinary shareholders by average shareholders equity excluding the effect of other comprehensive income and the change in the fair value of imbedded derivatives -- was 11.5%.

                  On May 2, 2006, Scottish Re completed an offering by Ballantine Re a $2.1 billion regulation Triple-X securitization which is the largest life insurance (unintelligible) securitization ever completed.

                  With the completion of this transaction Scottish Re has refinanced all of the regulation Triple-X business acquired in connection with the ING transaction. In addition the company has permanently lowered the cost of financing the Triple-X reserves from these underlying policies from the cost assumed in the pricing of the transaction.

                  You may recall that when we acquired the ING Re business at the end of 2004 ING agreed to provide Scottish Re with Triple-X relief that guaranteed rates that began at 100 basis points per annum for the years 2005 and 2006


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                  increasing to 125 basis points in 2007, 150 basis points in
                  '08, and 175 basis points in 2009. These costs were imbedded in our pricing of the transaction.

                  We have now completed the permanent refinancing of the Triple-X relief at an average rate that is well below the 100 basis point level. In addition we were incentivized to refinance the ING facility by certain cash rebates.

                  In connection with the successful completion of Ballantine Scottish Re received a $6.2 million rebate from ING that will be reported in the company's results of operations for the second quarter ending June 30.

                  Protecting the integrity of the balance sheet and the counter party relationship we have with our customers is very important to how we conduct business at Scottish Re.

                  Scottish Re was one of the first life reinsurance companies to have catastrophe coverage prior to the tragic events of September 11. We've continued despite the significant cost to buy catastrophe coverages that have grown as the company has grown and include protection from terrorism including nuclear, chemical, and biological events.

                  Since 2003 we've been examining the exposure of our industry and our business at Scottish Re to pandemic risks among other types of potential mortality shocks.

                  Like the risks from terrorism and natural catastrophes these are very real risks that may never come to pass however in our opinion it would be irresponsible of us not to protect your investment in the company and the promises we've made to our customers.


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                  I am pleased to report that we have made great progress in protecting the balance sheet from this type of risk via our securitization expertise. In that light the company announced yesterday that it completed a $155 million mortality catastrophe bond offering by Tartan Capital Limited.

                  Tartan will pay the company up to $155 million in the event of severe population mortality. This protection will cost the company approximately 260 basis or $4 million per annum over the next three years - in each of the next three years. This expense was not included in our original earnings guidance and needs to be updated.

                  While we're disappointed with the results we reported to the market last night we should not lose sight of the many significant accomplishments of the first quarter.

                  The success of the ING acquisition, our demonstrated ability to manage capital and mitigate risks through direct access to the capital markets, combined with the continued execution of our business strategy positions us well for future profitable growth. And as a result we are bullish about our prospects for 2006 and beyond.

                  At this point we'll wrap up our prepared comments and open up for questions. (Crystal), please?

Operator:         At this time I would like to remind everyone if you would like to ask a question please press star then the number 1 on your telephone key pad. We'll pause for just a moment to compile the Q&A roster.

                  Your first question comes from the line of Andrew Kligerman with UBS.


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Andrew Kligerman: Hey good morning. A couple of questions just want to rattle off. With the difficulties in this worldwide life acquisition kind of coming through a few years later, you know, what mitigates your concern that some of your more recent acquisitions like ING and Employees Re won't have similar instances. That's number one.

                  Number two, what was meant in the release by your commentary about the upgrade of management internationally? Can you talk more specifically about what changes were there?

                  Third, the DAC to operating revenues ratio had began decline. First it was 20% to 22%. Then you lowered it to 18 to 20. Now it was 16 in the quarter on an adjusted basis. So, you know, where does that ratio go?

                  And then lastly I need a little help on the tax benefit. You earned about $6+ million but you had a tax benefit of $7 million. So I want to understand a little better. So four questions and thanks.

Dean Miller:      Okay. Yeah let me start with the ERC and ING acquisitions.
                  First of all, you know, as you know each and every acquisition is unique and has different facts and circumstances.

                  The - you know, on the - well the ING in particular, I mean, that's the large one that's going to make the most impact on the results. That's an acquisition that was in our core product line in our backyard here in the U.S. We knew it well. Thorough due diligence, you know, supported by external investors who did their own due diligence.

                  And then as we've mentioned on previous calls the ultimate validation of that acquisition is the ability to model the business, securitize it, have it scrubbed.


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                  And also we're now into our second year post acquisition. And the results are performing, you know, at expectation or above.

                  For example the successful securitization is better than we, you know, priced for in the acquisition. So, you know, I think we feel extremely confident that the ING acquisition and the related pricing has held up and will continue to hold up.

                  The ERC is less significant. You know, it's an in force book. You know, it's fully integrated off our systems, you know, really nothing unique to say about that. But Worldwide Re is a little different. You know, it's in different territories; different lines of business, you know, products we weren't as familiar with.

                  And I'm not saying that, you know, the due diligence was done poorly. I mean, it's a legacy - it had some manual systems that you're all aware of. It's taken a little longer to get those in. We reported on February 17 that, you know, the Sarbanes-Oxley weakness is fully remediated. We're up to current account with almost all of the (seedants) now which is a big factor in projecting how this goes forward.

                  But it's - and I don't think you can look at one acquisition and relate that to other acquisitions in different markets and different product lines.

Scott Willkomm:   Yeah and Andrew I might add that, you know, where we I think we can and should be criticized on the worldwide acquisition is, you know, some of the progress that we've made has been in the past, you know, 12 to 15 months. Quite frankly that's later than it should be. And we've been very publicly open about saying that.


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                  Secondly including this quarter's negative performance in the international segment it's earned on a pre-tax basis -- I won't even - I don't have the after-tax number in front of me -- but on a pre-tax basis taking into account this quarter the pre-tax operating earnings of that segment have been on the order of about $53 to $54 million on a $75 million investment.

                  So, you know, it has had a strong record of good earnings, you know, with this quarter obviously not being in the same category. And vis-a-vis Dean will answer a couple of your other numerical questions vis-a-vis the management comment.

                  We've been very active over the past couple of quarters in further deepening, you know, the senior team. We've mentioned a number of those folks joining us including deputy of the business - of the international business -- Dave Howe -- who ran the pricing operations at Swiss Re out of Zurich. You know, Andrew Linfoot who is the director of our Asian business who came with a, you know, distinguished background.

                  There are probably about six or seven other folks that we have added in the past - call it two or three quarters that you could and would be right to criticize us for having not done it, you know, eight or nine quarters ago and augmenting the team there. But that's what we meant I think by deepening and enhancing the management capability in the segment.

                  Now you had two more questions I think we need to answer as well.

Dean Miller:      Yeah referring to the deferred acquisition cost, you know, in looking at North America you're right it's down year on year.
                  Now a couple of things to point out. I mean, first of all we've got to remember that free Triple-X securitization or structured financing, you know, the LOC fees would go through


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                  acquisitions costs. So that in itself is going to make the number higher historically.

                  Secondly, you know, we look at the growth in our financial solutions business, you know, the acquisition costs related to that business comes through this line but has very little premium. And so granted we're looking at this on an operating revenue basis but still it has a higher - if you look at the financial solutions business separately it has a different pattern.

                  So one of the things we've been talking about is the need, you know, we put the annuity transaction on in late 2005. We're actively in the market for more. We need to break that out separately so you get a more consistent pattern by line of business. So the line of business mix.

                  And even within traditional - the product mix within traditional can skew the commission. So, you know, it's a difficult number when you're dividing, you know, it only takes a handful of a million on the acquisition dividing into the big premium number to move it.

                  But there's nothing underlying that ratio that's different. There's no change in our commission structure. There's no change in our present value or future profit or DAC amortization policies or assumptions. So it does have a little movement in it.

                  And again I think it's the breakdown and provide some statistical supplements to you, line of business splits and more detail it will be more transparent going forward.

                  The last question on the tax benefit two points there. No change in any of our underlying tax calculations, assumptions, methodology from prior quarters.


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                  What's really driving the increase in the benefit is primarily the operating losses in the international segment. Those losses that we've highlighted in the international segment are retained within the legal entity in the U.K. and have the 30% full tax benefit load associated with it. So that's the drive.

                  You know, we continue to project that the tax benefit, you know, that has historically been there will migrate down to zero to an expense over time as we've stated before. But you've just got that unusual circumstance in the first quarter with the operating losses and the high tax jurisdiction of the U.K.

Andrew Kligerman: Okay. Thank you.

Operator:         Your next question comes from the line of Jeff Schuman with
                  KBW.

Jeff Schuman:     Hey guys I apologize if I missed some of these. Did you give the North American base amount at the end of the quarter?

Dean Miller:      We did not. North American base amount is about a $1.073
                  trillion if I'm not mistaken right off the top of my head.

Jeff Schuman:     And at the end of the year I think you've given us a pretty round number of a trillion so did it go up...

Dean Miller:      It was flat.

Jeff Schuman:     Flat okay.

Dean Miller:      This $1.023 billion if my memory serves me correctly at the end of '05.


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Jeff Schuman:     Okay. And then just want to make sure I'm clear on a few of these smaller items and how to (unintelligible) and so forth. So the rebate will be in the second quarter - that 6.2 pre-tax. And what's the tax rate or what's the ultimate EPS we should expect that do you think?

Dean Miller:      Yeah that will come through an (unintelligible) subsidiary so it'll have the 12.5% tax benefit similar to the rebate we had in the fourth quarter.

Jeff Schuman:     Okay. And then the payment to Mike French is a second quarter event as well?

Dean Miller:      Yes it is.

Jeff Schuman:     Okay. And we'll tax that one at 35?

Dean Miller:      No that'll more likely be in the holding company so it'll have a zero tax expense.

Jeff Schuman:     Okay. And then Scott gave the cap non-expense but I'm sorry I missed it. What is the cap non-expense?

Dean Miller:      It's $4 million a year Jeff.

Jeff Schuman:     And that's pre-tax?

Dean Miller:      It's a Cayman company so it's pre-imposed.

Jeff Schuman:     Okay. And that...


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Dean Miller:      That'll be, you know, amortized over the year but because the mortality bond is actually effective at the beginning of the year, you know, the second quarter will have the first and second quarter amortization and then you get onto a more quarterly run rate.

Jeff Schuman:     Okay. So you get a little (unintelligible) in the second?

Dean Miller:      Yeah.

Jeff Schuman:     Okay. And then the additional securitization I guess you said it was going to be roughly GAAP neutral. And just in real simple terms that we're trying to anticipate the income statement geography what items do we hit for that?

Dean Miller:      Yeah what you'll have is an increase in investment income for the income that we earn on the proceeds from the notes that are offered. And then you'll have the collateral facility expense will go up and that will be the cost on the payment on the notes plus any amortization of the transaction costs to do the transaction.

Jeff Schuman:     And I think all of that hits North America. Is that correct?

Dean Miller:      It'll hit the North American segment yes.

Jeff Schuman:     Okay. (Unintelligible) so the principal amount that we're
                  going to earn investment income is the $2.1 billion?

Dean Miller:      Yes. That's right. Yeah.

Jeff Schuman:     All right. And then just conceptually kind of thinking about international I think Scott you mentioned the cumulative segment earnings of about $53 or


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                  $54 million over the last few years which is certainly
                  consisted with the reported statements.

                  You do carry a lot of your operating expenses so it's in corporate. I mean, you haven't invested a lot of energy at the executive level building out international. It is fair to think some of that may be appropriate to put to use in your investment in international as well?

Scott Willkomm:   Without question. Without question. I think, you know, the -
                  as you know just anecdotally in conversation, you know, a lot of us -- Dean, you know, Cliff, myself, a number of the other folks, you know, from the, you know, parent company are spending a fair bit of time with the team in international in general.

                  So there is certainly, you know, investment not merely reflected in the direct stat in the international business itself but also at the group level as well.

Jeff Schuman:     Okay. And if we think about international going forward do you think it's likely that maybe during this year we'll actually get the kind of segmentation that would help us kind of view the older business and the newer business somewhat separately or is that realistic?

Scott Willkomm:   We've talked about that internally Jeff. And it's something we may be able to get to later in the later. It's not a question of getting to it. It's getting information that we and you would find credible and useful to separate the new from the old.

Jeff Schuman:     Okay. And then just in terms of kind of the trajectory of the run off of the older, I mean, you know, we've always thought a lot of this was kind of shorter tail business.


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Scott Willkomm:   Yeah. It is. That's right.

Jeff Schuman:     So, I mean, how long does it take for most of the I guess
                  what's left at this point to kind of run down?

Scott Willkomm:   Well, you know, for example in the Middle East market we used to have, you know, about a year to 15 months ago we had about
                  85 different seeding companies. And I think we had over 2,000 individual reinsurance relationships, you know, different product levels and schemes if you will.

                  We've knocked that down to about 35 and in the process have gotten rid of a lo of the (unintelligible) while only impacting top line by about a million or two million in premium.

                  That takes, you know, probably on the order of, you know, one to three years to run off, you know, in terms of the old business - annual business running off as well as cleaning up any of the delinquent reporting as we've mentioned in this call today.

                  So we're running off the Latin American business. One of the reasons that your premium on a year over year comparative basis in international is down is we're running off the Latin American business extremely fast. We've exited that market. And it's running off rather quickly.

                  So - in fact I think somewhere around 40% of that has run off already and we would expect the balance will be gone by the end of the year. So it's coming at pretty decent pace.


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                  We also in the past, you know, prior to some respect to
                  running off some of the stuff in more recent quarters had reviewed the pricing on a fair number of the different relationships and had changed those along the way as well.

                  So it's well on its way to getting cleaned up. Our plan internally was to have everything cleaned up by ultimately Q3. A lot of that is mechanical internal stuff that doesn't necessary impact the P&L per se.

                  So - because it is in some respects, you know, causing resources to be somewhat, you know, split between the new business opportunities that I've also highlighted as well as the run off (unintelligible).

Jeff Schuman:     And one last issue I think in your release you reiterated your guidance that you think you can hold OPEX flat this year.
                  Obviously you continued to invest in some important hires recently.

                  And I'm trying to remember what the offsets are that will still get you to flat. I know if the SOX expenses to go down. What else kind of goes down to help you fund...

Dean Miller:      You have a lot of costs from the ING integration which
                  was expensed not capitalized. And next come in the residual bits and pieces are coming down over the first two quarters as well as that business has been integrated. A lot of that was principally IT related expense since we put the systems together.

Scott Willkomm:   Another big chunk is part of the remediation of the material weakness in the U.K. we incurred about $3 million of external professional fees in assisting us in some of that. And that is non-recurring.


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                  Again as a funny aside when I was looking at these numbers originally I asked Dean if we had actually put in the wrong word and used absolute instead of relative but it is spot on in terms of a nominal dollar basis.

Jeff Schuman:     Okay. Thank you.

Operator:         Your next question comes from the line of John Hall with
                  Wachovia.

John Hall:        Good morning.

Scott Willkomm:   Hi John.

John Hall:        I have a question. Scott I wasn't sure I understood your
                  answer or fully understood the time frame that you laid out for Jeff in terms of when this business is fully run off the books.

Scott Willkomm:   I think it's - the vast majority -- I won't say 100% of it because I think that's a difficult assessment to make -- but in terms of that which we're running off it'll be all gone in about 12 months.

Dean Miller:      And the difficulty in presenting that of course is the run off there - within the Middle East for example there's the run off business that we purposely non-renewed and don't want to do that type of business. But we're also actively writing new
                  Middle Eastern business as we presented in the Investor Day.

                  So you've kind of got kind of the old legacy - old style Middle East and the new stuff that we like. So you're not going to see it when you see Middle East - if we start to break out top line revenues you won't see Middle East go to zero, I mean, because that's not our strategic plan. So I just want to make sure that we understood that it's not all running off.


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John Hall:        Okay. And Scott you mentioned a review and in the press
                  release it also mentions a review that you undertook during the quarter I guess to take care of items - or events in the future.

                  Could you just elaborate a little bit on that and how much of what went through the P&L in the quarter is related to the future as opposed to events that actually occurred.

Dean Miller:      Okay John let me handle that one. This relates to the late reported claims by the seeding companies. You know, just is just inherent in the nature of the business when you're outside of the United States and even outside the U.K.
                  predominantly. It's changed considerably in the last three to four years.

                  You're going to get late reporting. It's just part of the business. What we're trying to do is part of the clean up in non-renewing, you know, the manually intensive business and getting the records up to date, one, we're getting a better handle on what truly is outstanding and what's current so we can more proactively manage the book.

                  Secondly, you know, that old legacy is in run off as we've been mentioning so that piece will go away. But we're still going to have, you know, we're still exposed to clients and as Scott mentioned even the big players in the market. And these certain geographic areas don't have the data from their underlying systems and (seedants) to do it timely.

                  So what we're doing is we got hit with, you know, four large (seedants) that reported to us. Now that's just black and white. They reported in the first quarter. We've reviewed, scrubbed it, and it is what it is.


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                  Unfortunately in the past we might get one. It's immaterial.
                  Or we get a couple that offset each other. We had a quarter in which the four went all one way and they added up to a number. That's about $4 million.

                  Then what we did because we kind of said, you know, let's again take a proactive look. And we're no different than our peers in the industry and we should be proactive in how we manage this. And we know that there's accounts out there that are delinquent or are going to have reporting issues.

                  So let's - I've got to call that data reserve. That's kind of in my prior life the way we viewed it...

John Hall:        So you're essentially saying IB&R.

Dean Miller:      Yeah yeah you can call it that. It's there for kind of unknown known reporting issues on, you know, clients. Now whether you can attach it to individual companies and so forth that's more difficult.

                  But it's a way to say hey we recognize there's some volatility that's here. Rather than just take it when it comes and be reactive let's be proactive and say what's our best estimate given the size of the portfolio, the run up nature of the portfolio.

                  You know, there's no assurance that this $3 million is enough or, you know, if it'll stop. It'll happen again. But it's a reasonable prudent estimate of some late reporting that might come until this thing really does run its course and fully run off.

                  And even when the run off is gone we're going to have these issues in the U.K. market, Middle East, and Asia. It's part of the business. And as we - the


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                  other thing is as we grow and put the new business on --
                  especially in the U.K. and Asia -- the late reporting really starts to become noise and is more manageable and doesn't overshadow a quarter like it can today with the small segment that we have.

John Hall:        Two things. One to tag on there. Is it safe to say that this data reserve you're going to continue to add to it as we go forward?

Dean Miller:      What we will do is we will manage that data reserve. So what I would anticipate as we write new business and get awareness of accounts that maybe are delinquent we would consider saying do we need - you know, does the data reserve go up, does it go down. It's kind of like you manage IB&R. It's an evolving thing.

                  You know, like I said the U.K. market that's where the growth is going to be. The business we're writing now it's very - we're very demanding on the data requirements and the timeliness that the data must be sent to us in order for us to do business with people. And that's the way the market is.

                  So some of the historical data issues in the U.K. we have the benefit of not having a legacy book in the U.K. We can start with the new operating structure. But - I guess the answer to your question it'll be kind of a managed number. But right now I don't anticipate that growing to some bigger number over time given the way we're writing our business.

John Hall:        Okay last question. You offered some guidance on operating expense? I wondered if you wanted to go beyond just expenses and offer something to update the former guidance that was in place.


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Dean Miller:      Yeah we're prepared to do that. Let's step back a second and talk about what we talked about on February 17 when we gave the guidance for 2006. At that point - well we gave guidance on multiple elements of the financials and different segments. But the key headline on the EPS - operating EPS was 2.75 to 2.95.

                  And we gave also at that point some guidance on the quarter components, you know, highlighting the fact that the second half of the year was going to be more heavily weighted - even more so than the typical fourth quarter seasonality that we have.

                  And that's a function of some of the new initiatives that we have in both America and International both in product lines and different geographies and I'll get into that a little more.

                  So that was kind of how we came up with the guidance back then. Some things have obviously happened since we did our plan back in the fall, presented it to the board, and established the guidance.

                  First of all we've got the press release around the Mike French and the Tartan Capital Limited that we just talked about with Jeff. So neither one of those were in the guidance. So you've got to kind of back that out. You know, that's about 12 cents roughly.

                  Of course we have the miss in the first quarter. And, you know, that's about 23 or 25 cents depending on kind of where you are in the range that we gave for the guidance on the first quarter. I don't think it's reasonable to expect us to make up that miss from the first quarter. So we need to adjust for that.


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                  And then as we - well and of course we have the rebate. And
                  I'll kind of give the numbers pre and post rebate because it does get kind of confusing sometimes so we'll talk about that secondly.

                  The other I guess scenarios or variabilities or sensitivities in the EPS as we sit here now almost into the second week of May is when we did the plan, you know, we have talked - and we talked a lot on the Investor Day.

                  The Investor Day as you know we were very upbeat about the new initiatives in our key markets particularly in the financial solutions - the annuity products both here in the U.S. and in the U.K., you know, the roll out (unintelligible) in a very thoughtful way - the mortality research center, securitization and so forth and so on.

                  You know, all of those, you know, were into our plan guidance and as we sit here now in the second week of May, you know, six months, you know, farther along we've got - and three months when we publicly went off the guidance we've got more clarity on those initiatives.

                  And again I think you saw on April 20 that those initiatives are full force and we feel really good about them. The question is, you know, what's the timing of when you can convert a new initiative in a pipeline into a closed transaction and then contributes to the income statement.

                  And I would say, you know, especially with some of the financial solutions transactions they're not the cookie cutter like some of the traditional and they're highly negotiated and complex in their structuring. And what we're trying to do is solve the client's capital issue. And there's lots of ways in our tool kit that we could do that.


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                  We have a pipeline right now that's very strong on the annuity transactions both in the U.S. and the U.K. For example in the U.K. we're in deep discussions with the top three annuity writers in the U.K. market - so very positive.

                  But I would say as we sit here right now knowing that our plan assumed several of these transactions being written effective July 1 we're probably not going to get, you know, those three big writers to close by July 1. So we need to be realistic of the timing when the new initiatives come on board. Same thing with the annuity deals in the U.S.

                  The other thing is sometimes the capital solutions involve an in force transaction and sometimes it's new business. And that could have an impact on how the, you know, in force obviously puts profits immediately on the books and in a new business you grow into the profits as they write the business. So you've got those elements.

                  So, you know, you could put all that together and, you know, with what we know today and a pipeline of new business and all the initiates in the time table, you know, and you adjust for Tartan, French, so forth what our revised guidance would be is right would be 2.40 to the 2.50 range.

                  Now that does include the rebate of the $6 million in the second quarter. So after tax effect of rebate that's about 9 cents. So that's again where we see the year playing out given the initiatives and the status of them.

John Hall:        Okay.

Dean Miller:      Okay?


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Operator:         Your next question comes from the line Eric Berg with Lehman
                  Brothers.

Eric Berg:        Yeah you've touched on this a little bit but I'm hoping you can just talk a little bit more about sort of the retro-sessional support that you currently enjoy to prevent the type of impact on financials that you had on the quarter internationally.

Cliff Wagner:     Yes this is Cliff Wagner. And I'll take that one. You know, right now for international our retro-session consists of our excess retro which, you know, covers all claims in excess of our retention - our current retention for fully underwritten business is $1 million and lower for the non-fully underwritten business.

                  You know, that's retro-session with highly rated retro-session companies similar to the ones we have in the U.S. the manualized funds. You know, besides that we've got our - we do have catastrophe and clash coverage which, you know, the cat coverage is for all of our business as well as the clash and, you know, again cat covers, you know, claims from any one incident. The attachment point is $10 million and we've got $80 million coverage above that.

                  Our clash coverage which we have used in the past is for unknown accumulations. And the clash coverage, you know, kicks in when we've got more coverage on an individual that we knew about at the time of death. And that kicks in at $3 million and we've got $7 million of coverage above that.

Scott Willkomm:   And I think Eric the reference that we made in the press
                  release and in perhaps the commentary regarding retro-sessions in the international business is we took a conservative look at recoveries we are expecting from some of the


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                  retro-sessions on certain large claims that are pervasive
                  throughout the industry. Everybody has a little bit of these.

                  And as you can imagine it's very similar to the resolution of 9/11 claims. People are hinging their positions on two or three words in a treaty. So instead of, you know, fooling around with that stuff, you know, from an income statement perspective we decided to, you know, take a more conservative reserving standpoint. However we will actually continue to aggressively pursue the resolution of those in our favor.

Eric Berg:        Do you think this points to a need to change Scott or Cliff your retro-sessional approach or program?

Scott Willkomm:   No. What we're talking about with these is on the run off
                  block. This is - you know, in the comments that we made in the press release were consistent and linked to the run off block so this is actually historic in nature. We still want to resolve it nonetheless. The programs we have today for our new business and in the international space is fairly straightforward and consistent with the type of arrangements one has say in the U.S. for example.

Eric Berg:        Thank you.

Scott Willkomm:   Yeah.

Operator:         Your next question comes from the line of David Havens with
                  UBS.

David Havens:     Yeah good morning guys from the fixed income side of UBS. Just wondering what sort of a feedback you're getting from the rating agencies on the Tartan deal and the Ballantine deal
                  (unintelligible) other securitization efforts that you've made.


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Dean Miller:      Well, you know, very positive. I mean, when we - we just met with all four rating agencies over the last three to four months. And if you look kind of back at their public reports and some of the internal reports that they don't publicize one of the key risk factors we had in addition to the ING integration and the infrastructure (unintelligible) which, you know, we've demonstrated and they're pleased with.

                  Probably the other real big ticket item was the financing risk that we had on the mismatch in the liabilities. In a company that's not as established or as large it doesn't have a strong parent, you know, the risk is magnified.

                  So the ability to take what is to them probably one of the biggest risk factors and turn it into one of the biggest positives and to do something that our competitors haven't done is a real, you know, positive for us.

                  So, you know, that's rating agencies. And especially when you see S&P come out with their guidance where they really want to penalize people that haven't taken care of this and reward those that have.

                  And then other thing of course is on - I think Scott summed this up pretty well. On the Tartan - again we don't have the big parent or the big cash funds that some of our larger competitors do and so, you know, we need to be more conservative in our catastrophe cover. And the things that Cliff just talked about ton the cap plus the Tartan I think protect us very well.

                  So, you know, I think what we've done is taken those issues off the table with the rating agencies.

David Havens:     Okay. Thank you.


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Operator:         Your next question comes from the line of David Merkel with
                  Hovde Capital.

David Merkel:     Hi. My questions have largely been answered but I'd just like to give a reflection. In the 1980s early 1990s I worked for a large international life insurer. And one of the things that just had the actuaries tearing their hair out was the lags and the dirtiness of the data. Won't name the company.

                  But I can understand why you ran into this period. I guess my question would be what are you putting into place to more proactively get data from your international (seedants)? Thanks.

Scott Willkomm:   Well I think, you know, David the approach you take and as I said we can be criticized for not having been more aggressive in terms of timing when some of these initiatives took place.
                  And we accept that responsibility or at least those of us who have been here for that long accept that responsibility.

                  Just like we do in the U.S. where we're the most active auditor of customers and we have a very sizable client audit and review team both claims, underwriting, and operations and reporting.

                  And that clearly the benefits and the success of that effort is somewhat validated by all the securitizations which require very granular transaction level data that is scrubbed by, you know, every expert in town.

                  What we're doing in the international business is not terribly different. A couple of things - one, in regions such as Asia and the Middle East instead of running your business from 3,500 miles away in the U.K. we are decamping and regionalizing the management of those certain regions.


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                  You need the regional experience. You need the regional, you know, both cultural appreciation as well as language skills to have your ear the closest to the ground.

                  Secondly we are introducing or enforcing as the case may be more traditional what we would call sort of U.S. and U.K. style treaty terms. And instead of, you know, a lot of the business historically as you may recall from your experience in these markets was written sort of on a one off fact type basis.

                  These are a, being trimmed down to the best companies so we're trimming down the companies we work with to those who are able to provide us with the information to begin with.

                  But secondly we're also migrating people to more defined treaty terms as opposed to less clear even slips and facultative submissions. Thirdly, we're actually actively engaged in auditing our customers now in these regions which was a complete unheard of when we first bought the business and went to some of the regions. In fact we were told by folks by the region you can never do it, it'll never happen.

                  Well the customers that we are doing business with on a go-forward basis are very proper and thoughtful commercial enterprises who do not view this as an unreasonable approach.

                  Just by way of example the first time I went to the Middle East which is about five years ago I think only one company was rated by any major rating agency. Today there are over 40 or 45 companies in the region with ratings from A.M. Best, Moody's, S&P, and Fitch.


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                  So, you know, our efforts to focus on the true professionals in the markets is ideal especially as we bring treaty terms, underwriting and claims auditing relationships and the like and information standards to the relationships we have.

David Merkel:     Thanks Scott.

Scott Willkomm:   Yeah.

Operator:         Your next question comes from the line of Richard Sbaschnig with Oppenheimer.

Richard Sbaschnig: Hey good morning. I just have a question. I wonder if you could provide more color on the terms of the Ballantine deal? I guess previously you've been paying I guess 100 basis for your LOC coverage. And I'm wondering if you could kind of quantify how that might change going forward.

Scott Willkomm:   Well the collateral costs on the Ballantine deal are
                  reasonably well inside that 100 basis points - magnitude of probably a 25% to 35% discount from that level when you factor in the costs of bond insurance and the like.

                  There were I think eight or nine traunches if I'm not mistaken of different securities that ultimately go - accumulate to fund the Ballantine risk. So that's why I'm giving you a little bit of a range there because each of them had slightly different feature.

                  But it's a reasonable improvement in the costs of funds of funding that block of business. And it's permanent funding that, you know, will derive benefit over the long term.


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Richard Sbaschnig: So just so I understand the accounting on it, I mean, I guess we can expect to see possible downtick in kinds of (unintelligible) expense versus - and obviously an increase in the collateral interest expense?

Scott Willkomm:   Absolutely. Yeah we're just pulling them into a different line so you can see it separately.

Richard Sbaschnig: Okay. Thanks a lot. Also in terms of this improved disclosure that you're planning on giving is there any kind of timeline for that?

Scott Willkomm:   You know, we've got it and we're just picking a time and
                  numbers and I'm hoping to put something out next week with the 10-Q. And we'll continue to work on it and expand it as we go each and every quarter.

                  But we'll have something for sure next week with - if nothing else it'll pull together in one place a lot of things and it'll have some additional splits in different categories. Obviously we'll be looking for feedback once it comes out and what's useful to you so we can work on it going forward.

Richard Sbaschnig: Great. Thanks a lot.

Operator:         Your next question comes from the line of Saul Martinez with
                  Bear Stearns.

Saul Martinez:    Hello. Two clarification questions. One on the EPS guidance.
                  The original -- I just want to be clear -- the original 2.75 to 2.95 did not include the benefit of the refund yet the 2.40 to 2.50 does include the $6.2 million.

                  And my second question is related to your answer to I believe Jeff Schuman on the life reinsurance in force - excuse me. You had one - you said it was one - I believe you said it was $1.073 trillion versus $1.03 trillion in life insurance


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                  in force in the U.S. But you only wrote $15 billion in new business production...

Dean Miller:      Yeah Saul when I said - and, you know, we didn't have this schedule in front of us but life insurance in force did not change in the first quarter. It never does.

Saul Martinez:    Okay. Do you have that number?

Dean Miller:      Yeah - come back to us off-line on it. We will get you that number. But we were recalling two different numbers. And I apologize for the confusion. The last activity in the first quarter is generally equal to the new production.

Saul Martinez:    Okay. So it's more or less flat so we can extrapolate from last quarter.

Dean Miller:      Yeah in historical quarters pro forma for the ING.

Saul Martinez:    Okay. Fair enough.

Dean Miller:      And to answer your first question Saul your understanding is correct.

Saul Martinez:    Great. Thanks a lot.

Operator:         Your next question comes from the line of John Nadel with Fox
                  Pitt.

John Nadel:       Hi. Good afternoon guys. Couple of questions for you. Can you
                  - I guess I just wanted to touch on management compensation and how the first quarter results and the reduction in the guidance relative to your original guidance. You know, how big of an impact is that for you guys personally relative to internal targets for short and long term incentives?


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Scott Willkomm:   It can actually be a pretty meaningful change. You know, many of us to begin with, you know, are meaningful, you know, shareholders and have meaningful equity compensation.

                  So with the shares trading off this morning some of us are experiencing the pain in real time in our long term compensation although I think that, you know, the long term prospects are quite bullish so that's short-lived if you will.

                  We have, you know, in our compensation arrangements performance based measures that are linked to book value per share growth, return on equity, and operating earnings growth. And to have a range over which they vary.

                  And quite frankly that was not the first consideration in working on the quarter's results...

John Nadel:       No no no I wasn't - I did not mean to imply that.

Scott Willkomm:   No. I understand John. But quite frankly I couldn't give you specific numbers because that wasn't the first thing we were working on.

John Nadel:       Right. Right.

Scott Willkomm:   But it would have an impact. And it would quite frankly impact me the most.

John Nadel:       And maybe just following up on that I know maybe this gets a little personal for you guys but especially given that you do already own so much and have such a, you know, relatively large stake are you buyers of the stock today?


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Scott Willkomm:   Well actually our insider trading policy doesn't let us be.
                  But I know that my deferred comp plan has a buy order I think for May 8 or whatever.

John Nadel:       Okay.

Scott Willkomm:   Just kind of how they normally do it. It's an automatic thing.

John Nadel:       And then a couple of follow items. I think really going back to Jeff's questions on the international run off business do you guys have a - can you give us maybe an estimate, some kind of a ball park range as to what the remaining amount of premium is there that you would characterize as run off?

Dean Miller:      Let's see here. In total?

John Nadel:       Yeah.

Scott Willkomm:   Well the first thing of course we haven't really talked about this but in the first quarter for the international segment the $20 million of premium, you know, a run rate is actually about $10 million higher than that.

                  When we talk about the (seedant) late reporting -- that $4 million -- you know, that came off the top line. Those were premium accrual adjustments. So there's kind of a $4 million adjustment there.

                  And then we had as part of the administrative clean up and getting rid of, you know, we're talking about all those old accounts we have we had about $5 million or so of top line premium but it was associated with an equal and offsetting amount on claims.


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                  So these were kind of treaties in the admin system that we verified were not renewed with them. So we lost about $9 to $10 million. So the run rate is more like $29 million.

                  But, you know, we talked about Latin America. You know, that's, you know, a run rate that's going to be down to zero. Middle East is on a run rate much less than last year. And then of course Asia is going up and the U.K. is going up.

                  And the other thing is what you're not going to see in the premium line is the impact of the annuity transaction that we closed at the beginning of April which will have a significant impact to investment income in the bottom line.

                  So premium isn't going to be the best measure of growth for the international segment. But what I would say though is given the pipeline we've got - the premium line item is the traditional business and the run off of the business is going as planned.

                  The writing of the new treaties in the U.K. is going as planned. And so the expectation for the premium that we gave on February 17 is still in line.

John Nadel:       Okay. All right.

Scott Willkomm:   And then if I get the statistical supplement with the splits by kind of geography the way I'd like you'll be able to kind of track that quarter to quarter which will be real helpful for you.

John Nadel:       Okay. And then just a quick numbers question. Do you guys have the - I understand you guys are going to give a little bit more disclosure starting next week and it'll evolve from there.


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                  But can you give us a sense for in the first quarter results how much of the net investment income in the North America segment was specifically coming from bonds issued associated with the securitizations?

Dean Miller:      Yeah it's the - the incremental net investment income from -
                  well it'd be - what you have is kind of the full quarter impact of (unintelligible) end of February last year. So if you're looking quarter over quarter you've got what two months versus one month...

John Nadel:       Just the dollar amount in the quarter.

Dean Miller:      Yeah and then you've got (unintelligible) so it's about $23 million is the impact on investment income incrementally.

John Nadel:       Incrementally. Okay.

Dean Miller:      Yeah. And then the other big thing in North America is you've the annuity transaction which we closed at the very end of 2005 which contributes pretty significantly to the growth.

John Nadel:       Okay. And then just last question is just going back to this review especially around late reporting claims etcetera and international. I guess what kind of struck me most, you know, about the quarter was that, you know, it was just a couple of weeks ago, you know, at the analysts meeting.

                  I mean, what, you know, maybe no easy way of asking this so I'll just ask it. You know, when did this come up? And if it came up following the Analyst Day, you know, then we've got essentially two weeks or so where you guys


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                  would've performed this review. Do you feel comfortable that that's enough time?

Dean Miller:      Well because there's several pieces to it there's not one day which it came up. But I would say, I mean, when you get, you know, four (seedants) that report, you know, several significant items in the quarter. I mean, these things were notified to us during the first quarter and they kind of came in at different periods. But the first thing you do is you just don't take face value and cut a check. You've got to go back to the client. You ask him for backup support. You know, you send a team out. You review it.

                  And given that these have been smaller and, you know, netted small amounts historically and the size of these, you know, we scrubbed it extra hard. And so, you know, come April 20, you know, we're still in the process of saying, you know, does this make sense and what's the background. You know, why does this one global reinsured going all the way back to 1998 and reporting additional claims for us. Does that make sense and why is that?

                  So it's a pretty robust analysis we went through to make sure that these were correct and it takes time. And same thing with the reinsurance recovery. You know as Scott mentioned that's a handful of claims that - it's complicated.

                  We've been in negotiation with the various reinsured for the last two years. There's been a lot of dialogue just over the last two months back and forth with the various reinsurers.

                  And again you don't just conclude that yeah we're going to cave in and they're right and we're wrong and cut the check. So, you know, you're trying to get all the facts and look at it from every angle before you ultimately conclude on these nature of things.


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                  So I don't think - it's not that we didn't know about them. We clearly knew about them but we were aggressively researching them and trying to come to the right conclusion, you know, before we, you know, concluded.

John Nadel:       Okay. Okay thanks guys.

Operator:         Again if you would like to ask a question please press star then the number 1. Your next question comes from the line of Jonathan Shafter with Boston Provident.

Jonathan Shafter: Hi guys. Two things here. First I just want to make sure I understand from a numbers point of view that on the $6 million rebates that you're projecting to occur in the second quarter so that is approximately 10 or 11 cents of income that was not in the original guidance numbers that were put out for 2006?

Scott Willkomm:   Yeah. Yes it's about 9 nine cents I think if you take the tax effect and, you know, there's a little movement in the shares.
                  But about 9 cents. But you're right it was not in the original guidance. And we're not protecting. It's been collected.

Jonathan Shafter: Right. And then so when we just, you know, the new guidance sort of on an apples to apples basis comes to - the low end would come to like 30 then about 25 cents of that is accounted for in this quarter.

                  Am I right in the way that I understand what you have said that this differential on an apples to apples basis and the old and the new guidance is a matter of timing, that it's a matter of the lumpiness of deals that won't be in place for July 1. But we can sort of like push out whatever ramp up rate we


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                  were expecting for '06 into '07 and just push that out by a quarter or two or have sort of the fundamental run rate economics of the business change

Scott Willkomm:   With the exception of the Tartan expense and the Mike French settlement which, you know, are kind of one offs...

Jonathan Shafter: Right.

Scott Willkomm:   ...you're right. It's predominantly - the net difference in the guidance adjustment is that we're still on target to write the business. We're just projecting we're going to write it, you know, maybe a little later.

                  And the other thing is, you know, it is a competitive market out there. And, you know, we're not going to chase the top line growth. And, you know, we've got strict return hurdles and we're sticking to them.

                  Historically we (unintelligible) and so forth and we didn't put that in the quarter release this year but it would be consistent percentages with prior quarters.

Jonathan Shafter: Well does that mean that I should be taking sort of the core economics as we understood the business yesterday and then just pushing it out one or two quarters or is what you're saying actually that the competitive dynamics - the real economics of the business have changed?

Scott Willkomm:   No the economics of the business haven't changed. In fact I would say the pricing dynamics are as robust as they've ever been. But then again as Dean said we're not going to chase business that maybe, you know, either not meeting our risk requirements or our return requirements. So I think, you know, to your point it is a timing related matter.


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Jonathan Shafter: Is there anything you could say about, you know, the expected duration of the timing, when you would expect these deals that were expected to be in place for July?

Scott Willkomm:   (Unintelligible) that we referred to the in the U.K. we've been working on for over two years. When we initially went into the negotiations with the customer it was reasonably expected by all parties that it would be six months.

                  I mean, that's an extreme case of course. But it just gives you a sense of this, you know, there's another deal that we just received a treaty on yesterday or the day before which was supposed to have been buttoned up two months ago. Now, you know...

Jonathan Shafter: Is it reasonable to expect, I mean, deals can always stretch longer but it is sort of a reasonable base case expectation that the economics that we would've been expecting in '06 from the deals will be there on a run rate basis for the duration of 2007?

Scott Willkomm:   Well that's the point I think I made vis-a-vis some of our activity in the U.K. as you may recall the comment. We'll probably see on a few of those treaty deals that we've written
                  $10 million of premium this year for example, $50 next year.
                  So that gives you a sense of, you know, a, the answer is yes but b, it give you a sense of, you know, some of the potential impact.

Jonathan Shafter: Great. Thank you.

Operator:         Again if you would like to ask a question please press star then the number 1. Sir at this time there are no further questions.


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Scott Willkomm:   Well we'd like to thank everyone for joining us this morning and appreciate all the candid questions. And we look forward to updating you in the relatively near future with our new disclosure and as we speak with folks individually. Thank you.

Operator:         This concludes today's Scottish Re First Quarter Earnings
                  conference call. You may now disconnect.


                                       END